EXHIBIT 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated as of November 14, 2001, by and between UNIVERSAL HEALTH SERVICES, INC., a Delaware corporation having its principal office at 367 South Gulph Road, King of Prussia, Pennsylvania 19406 (the “Company”) and ALAN B. MILLER, residing at 57 Crosby Brown Road, Gladwyne, Pennsylvania 19035 (“Employee”).

W I T N E S S E T H:

WHEREAS, employee has been and is employed by the Company as its President and Chief Executive Officer pursuant to an Employment Agreement dated as of January 1, 1981, as amended December 1984, July 15, 1987, June 1, 1989, and restated as of July 14,1992, and December 31, 1997 (the “Employment Agreement”), and Employee has served and is presently serving as a Director of the Company;

WHEREAS, the Company and Employee desire that such employment continue pursuant to the terms and conditions hereof;

WHEREAS, because of the position Employee now holds with the Company and will hold during the term of this Agreement, the Company’s Board of Directors considers it in the best interests of the Company, for an extended period after the term of Employee’s active employment, that the Company have the benefit of Employee’s services as a consultant and that Employee refrain from competing with the Company; and

WHEREAS, after the term of his active employment by the Company, Employee is willing to serve as a consultant to the Company and to refrain from competing with the Company pursuant to the terms and conditions hereof applicable thereto;

WHEREAS, the Employment Agreement is hereby amended and restated in its entirety by this Agreement;

NOW, THEREFORE, for and in consideration of the mutual premises, representations and covenants herein contained, it is agreed as follows:

1. Term of Active Employment and Consulting Period.

The phrase “term of active employment,” as used in this Agreement, shall mean the period beginning November 14, 2001, and ending on December 31, 2007, subject, however, to earlier termination as expressly provided herein, and subject further to the right of Employee or the Company to extend the term of active employment until December 31, 2012, by giving written notice thereof to the other within one hundred eight (180) days prior to December 31, 2007. The phrase “consulting period,” as used in this Agreement, shall mean, except as otherwise provided herein, the period beginning immediately upon the expiration of the term of active employment, as it may be extended, and continuing for five years after such expiration. The phrase “term of this Agreement,” as used in this Agreement, shall mean the term of active employment and the consulting period together.

2. Active Employment.

The Company agrees to employ Employee, and Employee agrees to be employed by the Company, as Chief Executive Officer and President of the Company during the term of employment.

3. Duties.

(a) Employee agrees in the performance of his duties as Chief Executive Officer and President of the Company during the term of active employment to comply with the policies and reasonable directives of the Board of Directors of the Company

(and any subsidiary or subsidiaries of the Company which shall, with the consent of Employee, at the time employ Employee).

(b) Employee agrees to devote his full time to the performance of his duties during the term of active employment; and Employee shall not, directly or indirectly, alone or as a member of a partnership, or as an officer, director or employee of any other corporation, partnership or other organization, be actively engaged in or concerned with any other duties or pursuits which interfere with the performance of his duties hereunder.

(c) The Company agrees that during the term of active employment Employees’ duties shall be such as to allow him to work and live in the Philadelphia Metropolitan Area, and in no event shall Employee be required to move his residence from, or operate (except in accordance with past practice) outside of, the Philadelphia Metropolitan Area.

4. Base Salary.

(a) As compensation for the services to be rendered by Employee hereunder, the Company agrees to payor cause to be paid to Employee for the fiscal year ending December 31, 2001, and each fiscal year thereafter during the term of this Agreement a base salary of one million dollars ($1,000,000) per annum which salary shall be increased by an amount equal at least to the percentage increase in the Consumer Price Index over the previous year as reported by the United States Department of Labor, Bureau of Labor Statistics, for the Philadelphia Metropolitan Area, and may be increased by such larger amount as the Board of Directors in its discretion may determine, but in no event shall the salary be reduced from the salary paid during the previous fiscal year.

(b) The Company also agrees to payor reimburse Employee during the term of active employment for all reasonable travel and other expenses incurred or paid by

Employee in connection with the performance of his services under this Agreement in accordance with past practice.

5. Annual Bonus.

It is acknowledged that it has been the practice of the Company to award Employee an annual bonus (the “Annual Bonus”). It is agreed that the Annual Bonus award shall be continued during the term of employment as follows: the Company shall pay to Employee during the term of active employment, within ninety (90) days after the end of the fiscal year ending December 31, 2001, and of each fiscal year of the Company thereafter during the term of active employment, an amount determined by the Board of Directors, but not less than one hundred thousand dollars ($100,000).

6. Other Bonuses and Benefits.

(a) Employee may also be paid during the term of active employment, in addition to the arrangements described above, such bonuses and other compensation as may from time to time be determined by the Board of Directors of the Company.

(b) Employee shall also be eligible to and shall participate in, and receive the benefits of, any and all profit sharing, pension, bonus, stock option or insurance plans, or other similar types of benefit plans which may be initiated or adopted by the Company.

7. Fringe Benefits.

Employee shall be entitled to and shall receive the following benefits during the term of this Agreement:

(a) All prior benefits previously enjoyed in accordance with past practice; and

(b) Health, disability and accident insurance as presently in force or as may be improved by the Board of Directors.

8. Consulting Period Retention and Duties.

(a) Except as otherwise provided in Sections 9, 10, and 11 hereof, Employee agrees to be retained by the Company, and Company agrees to retain Employee, as a consultant to the Company during the consulting period.

(b) During the consulting period Employee will provide such reasonable consulting services concerning the business, affairs and management of the Company as may be requested by the Company’s Board of Directors, but Employee shall not be required to devote more than five (5) business days each month to such services, which shall be performed at such place as is mutually convenient to both parties or, in the event there is no agreement as to a mutually convenient place, such services shall be performed at the principal executive offices of the Company. Employee may, subject to the restrictions of Section 13, engage in other employment during the consulting period as is not inconsistent with his consulting obligations hereunder.

9. Consulting Period Compensation.

(a) As compensation for the services to be rendered by Employee during the consulting period the Company agrees to payor cause to be paid to Employee a fee equal to one-half Employee’s base salary paid under Section 4 hereof at the date of the expiration of the term of active employment, payable in equal monthly installments during the consulting period.

(b) The Company also agrees to payor reimburse Employee for all reasonable travel and other expenses incurred or paid by Employee in connection with the performance of his services under this Agreement during the consulting period in accordance with the payment or reimbursement practices in effect during the term of active employment.

10. Disability.

If during the term of active employment Employee shall become physically or mentally disabled, whether totally or partially, so that he is prevented from performing his usual duties for a period of six (6) consecutive months, or for shorter periods aggregating six months in any twelve-month period, the Company shall, nevertheless, continue to pay Employee his full compensation, when otherwise due, as provided in this Agreement through the last day of the sixth consecutive month of disability or the date on which the shorter periods of disability shall have equaled a total of six (6) months in any twelve-month period. The Company may, by action of all but one of the members of the Company’s Board of Directors, at any time on or after such day, by written notice to Employee (the “Disability Notice”), provided Employee has not resumed his usual duties prior to the date of the Disability Notice, terminate (as of the first day of the month following the date of the Disability Notice, provided that Employee shall also be paid a pro rata portion of the Annual Bonus which would otherwise have been payable for such fiscal year in which the Disability Notice is given) the compensation otherwise payable to Employee during the term of active employment and pay to Employee the Disability Payment. The Disability Payment shall mean the payment by the Company to Employee of a sum equal to one- half of Employee’s base salary paid under Section 4 hereof at the date of the Disability Notice, payable in twelve equal monthly installments.

11. Death.

(a) If Employee shall die during the term of this Agreement, this Agreement shall terminate as of the last day of the month of Employee’s death except as set forth in subsection (b) of this Section 11.

(b) Anything to the contrary notwithstanding, the Company shall pay to Employee’s wife on the date of his death or, in the event Employee is unmarried on the date of his death, to his estate, a pro rata portion of the Annual Bonus which would otherwise have been payable to Employee for the fiscal year in which he died, which pro rata portion shall be determined as of the last day of the month of Employee’s death, together with any items of reimbursement or salary owed to Employee as of the date of his death. In addition, the Company shall file claims and take other appropriate action with respect to any life insurance policies maintained on Employee’s life by the Company for which Employee had the right to designate the beneficiary.

12. Termination.

(a) Discharge for Cause. The Company recognizes that during the many years of Employee’s employment by the Company, the Company has become familiar with Employee’s ability, competence and judgment. The Company acknowledges, on the basis of such familiarity, that Employee’s ability, competence and judgment are satisfactory to the Company. Employee is continuing his employment with the Company hereunder in reliance upon the foregoing expression of satisfaction by the Company. It is therefore agreed that “discharge for cause” shall include discharge by the Company on the following grounds only:

(i) Employee’s conviction (which, through lapse of time or otherwise, is not subject to appeal) of any crime or offense involving money or other property of the Company or its subsidiaries; or

(ii) Employee’s conviction (which, through lapse of time or otherwise, is not subject to appeal) of any other crime (whether or not involving the Company or its subsidiaries) which constitutes a felony in the jurisdiction involved; or

(iii) Employee’s continuing repeated willful failure or refusal to perform his duties as required by this Agreement, provided that discharge pursuant to this subparagraph (iii) shall not constitute discharge for cause unless Employee shall have first received written notice from the Board of Directors of such failure and refusal and affording Employee an opportunity, as soon as practicable, to correct the acts or omissions complained of.

In the event that Employee shall be discharged for cause, all salary and other benefits payable by the Company under this Agreement in respect of periods after such discharge shall terminate upon such discharge, but any benefits payable to or earned by Employee with respect to any period of his employment prior to such discharge shall not be terminated by reason of such discharge. Anything in the foregoing to the contrary notwithstanding, if Employee is convicted of any crime set forth in either Section 12(a)(i) or 12(a)(ii) above, the Company may forthwith suspend Employee without any compensation and choose a new person or persons to perform his duties hereunder during the period between conviction and the time when such conviction, through lapse of time or otherwise, is no longer subject to appeal; provided, however, that if Employee’s conviction is subsequently reversed (i) he shall promptly be paid all compensation to which he would otherwise have been entitled during the period of suspension, together with interest thereon (which interest shall be calculated at a rate per annum equal to the rate of interest payable on the date of such reversal on money judgments after entry thereof under the laws of the Commonwealth of Pennsylvania), and (ii) the Company shall have the right (exercisable within sixty (60) days after such reversal) but not the obligation to restore Employee to active service hereunder at full compensation. If the Company elects not to restore Employee to active service after reversal of a conviction, Employee shall thereafter be paid the full compensation which would otherwise have been payable during the balance of the term of active employment and during the consulting period and Employee shall be entitled to obtain other employment, subject however to (i) an obligation to perform consulting services so long as he is receiving compensation pursuant to the terms of this Agreement, (ii) the continued application of the covenants provided in Section 13 and (iii) the condition that, if Employee does obtain other employment during the period ending on December 31, 2007, or December 31, 2012, if this Agreement is extended by Employee or the Company, his total compensation therefrom (whether paid to him or deferred for his benefit) shall reduce, pro tanto, any amount which the Company would otherwise have been required to pay him during the period ending on December 31, 2007, or December 31, 2012, if this Agreement is extended by Employee or the Company.

(b) Breach by Company. If Employee shall terminate his employment with the Company because of a material change in the duties of his office or any other breach by the Company of its obligations hereunder, or in the event of the termination of Employee’s employment by the Company in breach of this Agreement, Employee shall, except as otherwise provided herein, continue to receive all of the compensation provided hereunder and shall be entitled to all of the benefits otherwise provided herein, during the term of this Agreement notwithstanding such termination and Employee shall have no further obligations or duties under this Agreement.

(c) Mitigation. In the event of the termination by Employee of his employment with the Company as a result of a material breach by the Company of any of its obligations hereunder, or in the event of the termination of Employee’s employment by the Company in breach of this Agreement, Employee shall not be required to seek other employment in order to mitigate his damages hereunder; provided, however, that if Employee does obtain other employment, his total compensation therefrom, whether paid to him or deferred for his benefit, shall reduce, pro tanto, any amount which the Company would otherwise be required to pay to him as a result of such breach.

13. Non-Competition.

Employee agrees that he will not during the term of this Agreement, directly or indirectly, own, manage, operate, join, control, be controlled by, or be connected in any manner with any business of the type conducted by the Company or render any service or assistance of any kind to any competitor of the Company or any of its subsidiaries; provided, however, that (i) in the event Employee terminates his employment with the Company as result of a material breach by the Company of any of its obligations hereunder or in the event the Company discharges Employee without cause, Employee shall continue to be bound by the restrictions of this Section 13 only if Employee is receiving the compensation payable to him in accordance with Section 12(b) hereof, and (ii) in the event the Company discharges Employee for cause, Employee shall be bound by the restrictions of this Section for a period of one year following such discharge.

14. Binding Effect.

Except as otherwise provided for herein, this Agreement shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors in interest and assigns of the parties hereto.

15. Effective Date.

This Agreement shall become effective on November 14, 2001.

16. Notices.

All notices provided for herein to be given to any party shall be in writing and signed by the party giving the notice and shall be deemed to have been duly given if mailed, registered or certified mail, return receipt requested, as follows:

(i)   If to Employee:

57 Crosby Brown Road

Gladwyne, Pennsylvania 19035

(ii)  If to Company:

367 South Gulph Road

King of Prussia, Pennsylvania 19406

Attention: Secretary

Either party may change the address to which notices, requests, demands and other communications hereunder shall be sent by sending written notice of such change of address to the other party.

17. Amendment, Modification and Waiver.

The terms, covenants, representations, warranties or conditions of this Agreement may be amended, modified or waived only by a written instrument executed by the parties hereto, except that a waiver need only be executed by the party waiving compliance. No waiver by any party of any condition, or of the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in anyone or more instances shall be deemed to be or construed as a waiver of any other condition or breach of any other term, covenant, representation or warranty of this Agreement.

18. Governing Law.

This Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to agreements made and to be performed therein.

19. Entire Agreement.

This Agreement contains the entire agreement of the parties relating to the subject matter herein contained and supersedes all prior contracts, agreements or understandings between and among the parties, except as set forth herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

UNIVERSAL HEALTH SERVICES, INC.

By:
Vice President

Alan B. Miller